                                                                   EXHIBIT 10.17


                              EMPLOYMENT AGREEMENT

                  This EMPLOYMENT AGREEMENT is made and entered into as of this 1st day of May, 2006 (the "Effective Date"), by and between Spheris Operations Inc. (the "Company") and Brian Callahan (the "Employee").

                              W I T N E S S E T H :

                  WHEREAS, the Company desires to enter into an employment agreement embodying the terms of Employee's employment (this "Agreement") and Employee desires to enter into this Agreement.

                  NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Employee agree as follows:

                  Section 1. DEFINITIONS.

                  (a) "Accrued Obligations" shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee's employment,
(ii) any unpaid or unreimbursed expenses incurred in accordance with Section 7 below, and (iii) any benefits provided under the Company's employee benefit plans upon a termination of employment, in accordance with the terms therein.

                  (b) "Annual Bonus" shall have the meaning set forth in Section 4(b).

                  (c) "Base Salary" shall mean the salary provided for in
Section 4(a) below or any increased salary granted to Employee pursuant to
Section 4(a).

                  (d) "Board" shall mean the Board of Directors of the Company.

                  (e) "Cause" shall mean (i) a continuing failure, neglect or refusal by Employee to perform in any material respect his duties or responsibilities; (ii) embezzlement, theft, larceny, material fraud or other acts of dishonesty; (iii) Employee's conviction of, admission to, or entry of pleas of no contest to any felony or any other crime which has, or may have within the Company's reasonable discretion, a material adverse effect on Employee's ability to carry out his duties under this Agreement or upon the reputation of the Company; (iv) consistent drunkenness by Employee or his illegal use of narcotics which is, or could reasonably be expected to become, materially injurious to the reputation or business of the Company or its affiliates or which impairs, or could reasonably be expected to impair, the performance of Employee's duties hereunder; or (v) Employee's material breach of this Agreement or the Noncompetition Agreement.

                  (f) "Change in Control" shall mean any transactions or series of related transactions pursuant to which any person(s) or entity(ies) (other than the shareholders of the Designated Person and their respective affiliates immediately following the Effective Date), in the aggregate, directly or indirectly, acquires beneficially or of record, (i) Voting Equity of a Designated Person (whether by merger, consolidation, reorganization, combination, sale or transfer of equity, stockholder or voting agreement, proxy, power of attorney or otherwise); provided, however, that if immediately following such transaction or series of transactions, the shareholders of the Designated Person and their respective affiliates immediately following the Effective Date, hold, in the aggregate, equity securities holding voting power in excess of any other single holder (together with any affiliates of such single holder), such transaction or series of transactions shall not constitute a Change in Control hereunder; or (ii) all or substantially all of a Designated Person's assets.

                  (g) "Designated Person" shall mean Spheris, Inc., Spheris Holding II, Inc., Spheris Holding III, Inc. or the Company.

                  (h) "Disability" shall mean any physical or mental disability or infirmity that prevents the performance of Employee's duties hereunder for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of Employee's Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

                  (i) "Good Reason" shall mean any of the following, without Employee's express written consent: (i) a reduction in Employee's Base Salary or an adverse modification to his rights with respect to his Annual Bonus under this Agreement; (ii) a substantial and material diminution in Employee's title, duties, responsibilities, reporting relationship or positions, (iii) the relocation of Employee's principal place of employment (as provided in Section 3(c) hereof) more than fifty (50) miles from its current location; (iv) a material breach by the Company of this Agreement or the Noncompetition Agreement; or (v) following any Change in Control, the failure by the Company to continue in effect any material compensation plan in which Employee is participating immediately prior thereto to the material detriment to the Employee, including benefits pursuant to bonus or similar plans, without substituting plans providing Employee with substantially similar or greater benefits or value, or the taking of any action by the Company for the purpose of materially adversely affecting Employee's participation in or materially reducing Employee's benefits under any such plans or depriving Employee of any material fringe benefit enjoyed by Employee immediately prior thereto.

                  (j) "Noncompetition Agreement" shall mean that certain Spheris Operations Inc. Nondisclosure and Proprietary Information Agreement, dated May 1, 2006, entered into by Employee as amended in accordance with its terms from time to time.

                  (k) "Non-Renewal Notice" shall have the meaning set forth in
Section 2 hereof.

                  (l) "Pro Rata Bonus" shall mean an amount equal to the product of (i) the sum of the Annual Bonuses paid or payable to Employee with respect to the two fiscal years immediately preceding his termination of employment, divided by two, and (ii) a fraction, (x) the numerator of which shall be the number of months Employee worked in the fiscal year Employee's employment is terminated or this Agreement expires by counting from the first day of the fiscal year during which Employee's employment is terminated or this Agreement expires and ending on the last day of the month in which Employee's employment is terminated or this Agreement expires and (y) the denominator of which shall be twelve; provided, however, that (1) if Employee's termination occurs during the first fiscal year of Employee's employment, the amount described in clause
(i) above shall equal zero, and (2) if Employee's termination occurs during the second fiscal year of employment, the amount described in clause (i) above shall equal the Annual Bonus paid or payable in respect of the fiscal year immediately preceding such termination.

                  (m) "Severance Term" shall mean the period specified in
Section 8(d)(ii) below.

                  (n) "Term of Employment" shall mean the period specified in
Section 2 below.

                  (o) "Voting Equity" shall mean the equity securities of a Designated Person possessing the voting power to elect the Designated Person's governing body.

                  Section 2. ACCEPTANCE AND TERM OF EMPLOYMENT.

                  The Company agrees to employ Employee and Employee agrees to serve the Company on the terms and conditions set forth herein. Unless sooner terminated as provided in Section 8 hereof, the Term of Employment shall commence on the Effective Date and shall continue during the period ending on the second anniversary of the Effective Date. Subject to Section 8 hereof, the Term of Employment shall be extended automatically without further action by either party by one additional year first on the second anniversary of the Effective Date, and on each succeeding anniversary thereafter, unless, not later than ninety (90) days prior to the end of the Term of Employment (including any prior extension thereof), either the Company or Employee shall have notified the other in writing of its intention not to renew this Agreement (a "Non-Renewal Notice"). Once the Company or Employee has delivered a Non-Renewal Notice to the other, Employee's employment hereunder shall terminate on the close of the business on the last day of the Term of Employment.

                  Section 3. POSITION, DUTIES AND RESPONSIBILITIES; PLACE OF PERFORMANCE.

                  (a) During the Term of Employment, Employee shall be employed and serve as the Chief Financial Officer of the Company (together with such other position or positions consistent with Employee's title as the Chief Executive Officer and/or Board shall specify from time to time) and shall have such duties typically associated with such title. Employee shall report to the Chief Executive Officer. Employee also agrees to serve as an officer and/or director of any subsidiary of the Company without additional compensation.

                  (b) Employee shall devote his full business time, attention, skill and reasonable best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term of Employment without the written permission of the Board, including, without limitation, any activity that (x) conflicts with the interests of the Company, (y) interferes with the proper and efficient performance of his duties for the Company, or (z) interferes with the exercise of his judgment in the Company's best interests. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board (which consent shall not be withheld unreasonably), as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations,
(ii) engaging in charitable activities and community affairs, and (iii) managing his personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii) and (iii) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

                  (c) Employee's principal place of employment shall be in Franklin, Tennessee, although Employee understands and agrees that he may be required to travel from time to time for business reasons.

                  Section 4. COMPENSATION. During the Term of Employment, Employee shall be entitled to the following compensation:

                  (a) Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $215,000 with increases, if any, as may be approved in writing by the Board.

                  (b) Annual Bonus. Employee shall be eligible for an annual discretionary incentive bonus award determined by the Board in respect of each fiscal year during the Term of Employment (the "Annual Bonus"). The target Annual Bonus for each such year shall be 50% of Employee's annual Base Salary for such year, although the actual Annual Bonus amount may be less than or greater than the target Annual Bonus depending upon the degree of attainment of individual and Company performance criteria established by the Board for such year. Employee shall receive the Annual Bonus in respect of any year at the same time as bonuses are paid to other executive officers of the Company, but in no event later than ninety (90) days after the end of the fiscal year for which the bonus is payable.

                  Section 5. EMPLOYEE BENEFITS.

                  During the Term of Employment, Employee shall be entitled to participate in health, insurance, retirement and other benefits provided to other senior executives of the Company. Employee shall also be entitled to the same number of holidays, vacation, sick days (or the same amount of paid time off, as applicable) and other benefits as are generally allowed to senior executives of the Company in accordance with the Company policy in effect from time to time.

                  Section 6. KEY-MAN INSURANCE.

                  At any time during the Term of Employment, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in taking out such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

                  Section 7. REIMBURSEMENT OF BUSINESS EXPENSES.

                  Employee is authorized to incur reasonable business expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company's policy, as in effect from time to time. Expenses covered by this provision include but are not limited to professional dues, subscriptions, fees and other reasonable expense associated with the Executive's CPA license and continuing education requirements, and other reasonable fees and expenses of which Executive participates in the Company's best interests.

                  Section 8. TERMINATION OF EMPLOYMENT.

                  (a) General. The Term of Employment shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Employee's death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, or (iv) a termination by Employee with or without Good Reason. Upon any termination of Employee's employment for any reason, except as may otherwise be requested by the Company, Employee shall resign from any and all directorships, committee memberships or any other positions Employee holds with the Company or any of its affiliates.

                  (b) Termination due to Death or Disability. Employee's employment shall terminate automatically upon his death. The Company may terminate Employee's employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee's receipt of written notice of such termination. In the event Employee's employment is terminated due to his death or Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to:

                           (i) The Accrued Obligations;

                           (ii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time Annual Bonus amounts are paid to other senior executives; and

                           (iii) An amount equal to the Pro Rata Bonus, which amount shall be paid in a lump-sum as soon as practicable following the date of such termination.

Following such termination of Employee's employment by the reason of death or Disability, except as set forth in this Section 8(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

                  (c) Termination by the Company for Cause.

                           (i) A termination for Cause shall not take effect unless the provisions of this subsection (i) are complied with. Employee shall be given not less than two (2) weeks written notice by the Board of the intention to terminate him for Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination for Cause is based and to be delivered within six (6) months of the occurrence of such act, acts, failures or failures to act. Employee shall have two (2) weeks after the date that such written notice has been given to Employee in which to cure such conduct, to the extent such cure is possible. If he fails to cure such conduct, the termination shall be effective on the date immediately following the expiration of the two (2) weeks notice period. During any cure period provided hereunder, the Board may, in its sole and absolute discretion, prohibit Employee from entering the premises of the Company or otherwise performing his duties hereunder.

                           (ii) In the event the Company terminates Employee's employment for Cause, he shall be entitled only to the Accrued Obligations. Following such termination of Employee's employment for Cause, except as set forth in this Section 8(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

                  (d) Termination by the Company without Cause. The Company may terminate Employee's employment without Cause, effective upon Employee's receipt of written notice of such termination. In the event Employee's employment is terminated by the Company without Cause (other than due to death or Disability), Employee shall be entitled to:

                           (i) The Accrued Obligations;

                           (ii) Continuation of Base Salary for a period of twelve (12) months following the date of such termination (the "Severance Term"), payable in accordance with the Company's payroll practices;

                           (iii) Any unpaid Annual Bonus in respect to any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time Annual Bonus amounts are paid to other senior executives;

                           (iv) An amount equal to the Pro Rata Bonus, which amount shall be paid in substantially equal installments during the Severance Term at the same time as payments are made with respect to Base Salary pursuant to subsection (ii) above; and

                           (v) Payment of COBRA premiums for Employee and his dependents in excess of the cost of such health insurance coverage for active employees of the Company until the earlier of (A) expiration of the Severance Term, or (B) the date that Employee commences employment with any person or entity and, thus, is eligible for health insurance benefits.

Notwithstanding the foregoing, the payments and benefits described in subsections (ii), (iii), (iv) or (v) above shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Noncompetition Agreement.

                  Following such termination of Employee's employment by the Company without Cause, except as set forth in this Section 8(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

                  (e) Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company thirty (30) days' written notice setting forth in reasonable specificity the event that constitutes Good Reason, within six (6) months of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee's termination will be effective upon the expiration of such cure period, and the Employee shall be entitled to the same payments and benefits as provided in Section 8(d) above for a termination without Cause. Following such termination of Employee's employment by Employee with Good Reason, except as set forth in this Section 8(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

                  (f) Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company thirty
(30) days' written notice of such termination. In the event of a termination of employment by Employee under this Section 8(f), Employee shall be entitled only to (i) the Accrued Obligations, and (ii) any unpaid Annual Bonus in respect of any completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time Annual Bonus amounts are paid to other senior executives. In the event of termination of Employee's employment under this subsection (f), the Company may, in its sole and absolute discretion, prohibit Employee from entering the premises of the Company for all or any portion of the notice period (which in no event shall be treated as a termination without Cause or an event of Good Reason), provided that the Company shall continue to pay to Employee his then current Base Salary and continue benefits provided pursuant to Section 5 for the duration of the notice period. Following such termination of Employee's employment by Employee without Good Reason, except as set forth in this Section 8(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

                  (g) Notwithstanding anything herein to the contrary, (i) in no event shall delivery of a Non-Renewal Notice by the Company in and of itself constitute a termination without Cause or an event pursuant to which Employee may terminate employment with Good Reason; and (ii) in no event shall delivery of a Non-Renewal Notice by Employee constitute an event pursuant to which the Company may terminate Employee's employment for Cause. Upon such expiration of the Term of Employment, Employee shall be entitled to the

                           (i) The Accrued Obligations; and

                           (ii) Any unpaid Annual Bonus in respect of any

         completed fiscal year which has ended prior to the date of such termination, which amount shall be paid at such time Annual Bonus amounts are paid to other senior executives.

Notwithstanding the foregoing, in the event that the expiration of the Term of Employment is as a result of the Company's delivery of a Non-Renewal Notice, in lieu of the payments and benefits described in subsections (i) and (ii) above, the Employee shall be entitled to the same payments and benefits as provided in
Section 8(d) above for a termination without Cause. Following such termination of Employee's employment upon expiration of the Term of Employment, except as set forth in this Section 8(g), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

                  (h) Release. Notwithstanding any provision herein to the contrary, the Company may require that, prior to payment of any amount or provision of any benefit pursuant to Section 8(d)(ii), (iii) or (iv) above (including by reason of a termination of employment as a result of the Company's delivery of a Non-Renewal Notice pursuant to Section 8(g) above), Employee shall have executed a customary general release in favor of the Company and its affiliates and related parties in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired.

                  (i) 280G Issues. The parties hereto agree to reasonably cooperate with each other to minimize any taxes that may be imposed under Sections 280G and/or 4999 of the Internal Revenue Code. To the extent applicable, the Company and/or its appropriate affiliate shall take appropriate action to obtain approval by the shareholders of the Company and/or its appropriate affiliate of the payments hereunder that would be subject to such taxes in a manner that satisfies Section 280G(b)(5)(B) of the Internal Revenue Code and Treas. Reg. Section 1.280G, Q/A 7.

                  Section 9. NONCOMPETITION AGREEMENT.

                  The Noncompetition Agreement shall remain in full force and effect in accordance with its terms, and Employee represents and warrants to the Company that he will continue to comply with the obligations provided thereunder. Employee acknowledges that the provisions of the Noncompetition Agreement shall survive any termination of his employment hereunder.

                  Section 10. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE.

                  Employee represents that:

                  (a) Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

                  (b) he has not violated, and in connection with his employment with the Company will not violate, any non-solicitation or other similar covenant or agreement by which he is or may be bound; and

                  (c) in connection with his employment with the Company he will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

                  Section 11. TAXES.

                  The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law.

                  Section 12. SET OFF; MITIGATION.

                  The Company's obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts ascertainable to a sum certain owed by Employee to the Company or its affiliates. Employee shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee's other employment or otherwise.

                  Section 13. DISPUTE RESOLUTION.

                  Any controversy arising out of or relating to this Agreement or the breach hereof (other than claims arising under the Noncompetition Agreement) shall be settled by binding arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The arbitrator shall be selected by mutual agreement of the Company and Employee, or if the Company and Employee are unable to agree on an arbitrator, the arbitrator shall be appointed by the American Arbitration Association. The costs of any such arbitration proceedings, including all reasonable legal fees, disbursements, and other costs paid or incurred by the prevailing party arising out of or resulting from such proceedings, shall be reimbursed by the non-prevailing party. Any award made by such arbitrator shall be final, binding and conclusive on the parties for all purposes, and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

                  Section 14. SUCCESSORS AND ASSIGNS; NO THIRD-PARTY BENEFICIARIES.

                  (a) The Company. This Agreement shall inure to the benefit of and be enforceable by, and may be assigned by the Company to, any purchaser of all or substantially all of the Company's business or assets, any successor to the Company or any assignee thereof (whether direct or indirect, by purchase, merger, consolidation or otherwise). The Company will require any such purchaser, successor or assignee to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase, succession or assignment had taken place.

                  (b) Employee. Employee's rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee's devisee, legatee or other designee or, if there be no such designee, to Employee's estate.

                  (c) No Third-Party Beneficiaries. Except as set forth in subsection (b) above, nothing expressed or referred to in this Agreement will be construed to give any person other than Company and Employee any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

                  Section 15. WAIVER AND AMENDMENTS.

                  Any waiver, alteration, amendment or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the parties hereto; provided, however, that any such waiver, alteration, amendment or modification is consented to on the Company's behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

                  Section 16. SEVERABILITY AND GOVERNING LAW.

                  If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction: (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TENNESSEE (WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES THEREOF) APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

                  Section 17. NOTICES.

                  (a) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided, provided that, unless and until some other address be so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices or communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee's last known address, as reflected in the Company's records.

                  (b) Any notice so addressed shall be deemed to be given: (i) if delivered by hand, on the date of such delivery; (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing; and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

                  Section 18. COMPLIANCE WITH SECTION 409A.

                  Notwithstanding anything herein to the contrary, (i) if at the time of Employee's termination of employment with the Company Employee is a "specified employee" as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A"), then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) until the date that is six months following Employee's termination of employment with the Company (or the earliest date as is permitted under Section 409A) and (ii) if any other payments of money or other benefits due to Employee hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under
Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax or result in an additional cost to the Company. The Company shall consult with its legal counsel and tax accountants in good faith regarding the implementation of the provisions of this
Section 18; provided that none of the Company nor any of its employees or representatives shall have any liability to Employee with respect thereto.

                  Section 19. SECTION HEADINGS.

                  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

                  Section 20. ENTIRE AGREEMENT.

                  This Agreement, together with the Noncompetition Agreement, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee including, without limitation, the Prior Agreement. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement, including, without limitation, the Prior Agreement.

                  Section 21. SURVIVAL OF OPERATIVE SECTIONS.

                  Upon any termination of Employee's employment, the provisions of Section 8 through Section 22 of this Agreement shall survive to the extent necessary to give effect to the provisions thereof.

                  Section 22. COUNTERPARTS.

                  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

                                      * * *

                  [Signatures to appear on the following page.]

                  IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.



                                    SPHERIS OPERATIONS INC.



                                    /s/ Steven E. Simpson
                                    --------------------------------------------
                                    By:    Steven E. Simpson
                                    Title: President and Chief Executive Officer



                                    /s/ Brian Callahan
                                    --------------------------------------------
                                    Brian Callahan